UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Major, John E.
   P. O. Box  27
   16720 Las Cuentas
   Rancho Santa Fe, CA  92067
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security      2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of      6)Ownership    7)Nature of
                         action      action   or Disposed of (D)            Securities       Form: Direct   Indirect
                         Date        Code                                   Beneficially     (D) or         Beneficial
                                     -------  ---------------------------   Owned at End     Indirect (I)   Ownership
                         (Month/                            A or            of Month
                         Day/Year)   Code V    Amount        D    Price
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative         2)Conversion 3)Trans-       4)Trans-  5)Number of Derivative         6)Date Exercisable and
Security                      or Exercise  action         action    Securities Acquired (A)        Expiration Date
                              Price of     Date           Code      or Disposed of (D)             Month/Day/Year
                              Derivative                  -------- ------------------------------- ---------------------------------
                              Security     Month/Day/Year Code  V   A                D             Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option    $7.8750      12/15/00       A     V   15,131                         (1)               12/15/07
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative         3)Trans-     7)Title and Amount           8)Price     9)Number of    10)Ownership Form   11)Nature of
Security                      action       of Underlying                of Deri-    Derivative     of Derivative       Indirect
                              Date         Securities                   vative      Securities     Security: Direct    Beneficial
                                           ---------------------------  Security    Beneficially   (D) or Indirect     Ownership
                                                          Amount or                 Owned at End   (I)
                              Month/Day/                  Number of                 of Month
                              Year         Title          Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option    12/15/00     Common Stock   15,131                    15,131         Direct
(right to buy)

Explanation of Responses:

(1)
The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.

Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: John E. Major
DATE 1/8/01